EXHIBIT 23.1

CONSENT OF BURR PILGER & MAYER LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Digital Video Systems, Inc. 1998 Stock Option Plan of our report dated April 13, 2001, regarding the consolidated financial statements and financial statement schedules of Digital Video Systems, Inc. which appear in Digital Video Systems, Inc.'s Annual Report on Form 10-KSB filed on April 17, 2001 for the nine month transition period ended December 31, 2000.

/s/ Burr, Pilger & Mayer, LLP
Burr, Pilger & Mayer, LLP
San Francisco, California
July 17, 2001